EXHIBIT 15

TOTAL S.A.

Registered office: 2, place de la Coupole – La Défense 6 – 92400 Courbevoie

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference of our reports dated April 3, 2007 with respect to the consolidated balance sheets of TOTAL S.A. (“TOTAL”) and its subsidiaries as of December 31, 2006, 2005 and 2004, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 20-F of TOTAL, in the following registration statements, and to all references to our firms in the December 31, 2006 annual report on Form 20-F of TOTAL:

(i)	The Registration Statement on Form S-8 (File no. 333-103815) of TOTAL (then TotalFinaElf S.A.), filed with the SEC on March 14, 2003;

(ii)	The Registration Statement on Form S-8 (File no. 333-126463) of TOTAL, filed with the SEC on July 8, 2005;

(iii)	The Pre-Effective Amendment No. 6 to the Registration Statement on Form F-3 (File no. 333-104463 and no. 333-104463-01) of TOTAL and Total Capital, filed with the SEC on September 29, 2005; and

(iv)	The Registration Statement on Form S-8 (File no. 333-131579) of TOTAL, filed with the SEC on February 6, 2006;

KPMG Audit A division of KPMG S.A.	ERNST & YOUNG Audit

Represented by	Represented by

/S/ RENÉ AMIRKHANIAN	/s/ GABRIEL GALET	/s/ PHILIPPE DIU
René Amirkhanian	Gabriel Galet	Philippe Diu

Paris La Défense,

April 6, 2007